Exhibit 99.1

Press Release

Minuteman International Reaches Settlement with Securities and Exchange Commission

Company Will Pay No Fine or Penalty

Addison, IL May 22, 2003—Minuteman International, Inc. (Nasdaq: MMAN) announced today that it has agreed to a settlement with the Securities and Exchange Commission related to the Company’s revenue recognition practices in periodic reports filed with the SEC.

In the summer of 2001, the SEC commenced an informal investigation of the Company and on November 13, 2001 issued a formal order of investigation.  Minuteman cooperated with the SEC’s investigation and as previously announced restated the Company’s financial statements for the interim periods ended March 31, June 30 and September 30 in each of 1998, 1999 and 2000 and for March 31, 2001.  Amended Form 10-Qs and amended Form 10-Ks reflecting the restatements for the interim periods were filed with the SEC in 2001.

Minuteman entered into the settlement without admitting or denying the SEC’s findings.  The settlement resulted in the issuance by the SEC of an administrative order that Minuteman cease and desist from committing or causing violations of certain of the antifraud, books and records, internal controls and reporting provisions of the federal securities laws.

Mr. Rau stated:  “The SEC order does not impose any monetary fines or penalties and no further restatements of the Company’s financial statements are required by the order.”  Mr. Rau added:  “Minuteman is very pleased to bring this matter to conclusion.”

The SEC order requires Minuteman to comply with undertakings to employ a Chief Accounting Officer for five years, implement written internal procedures concerning quarterly sales, and hire an additional auditing firm to conduct quarterly internal audits and reviews of internal controls for quarterly sales for two years.  In addition, Minuteman is required to adopt and implement written internal procedures to review documentation from quarterly sales recorded to ensure revenue is recognized in accordance with Generally Accepted Accounting Principles.

In related proceedings, the SEC also entered cease and desist orders against Gregory J. Rau, Thomas J. Nolan and David L. Markison, the President, the Chief Financial Officer and Treasurer and the Controller, respectively of the Company from committing or causing any violations of certain provisions of the federal securities laws.

Minuteman International, Inc., headquartered in the Chicago suburb of Addison, Illinois is a full line manufacturer of maintenance products including industrial and commercial vacuums, critical filter vacuums, sweepers, scrubbers, floor and carpet machines, Minuteman PowerBoss® sweepers and scrubbers, Minuteman Parker® Litter Vacs® and Multi-Clean® chemicals for industrial, commercial and institutional facilities.  The Company has dealers in more than 60 countries.